EXHIBIT 14.1


                       CODE OF BUSINESS CONDUCT AND ETHICS
                                       FOR
                          ALTRIMEGA HEALTH CORPORATION


Introduction

      Altrimega Health Corporation (the "Company") is committed to the highest standards of legal and ethical conduct. This Code of Business Conduct and Ethics (the "Code") sets forth the Company's policies with respect to the way we conduct ourselves individually and operate our business. The provisions of this Code are designed to deter wrongdoing and to promote honest and ethical conduct among our employees, officers and directors.

      In the course of performing our various roles in the Company, each of us will encounter ethical questions in different forms and under a variety of circumstances. Moments of ethical uncertainty may arise in our dealings with fellow employees of the Company, with customers, or with other parties such as government entities or members of our community. In achieving the high ground of ethical behavior, compliance with governmental laws is not enough. Our employees should never be content with simply obeying the letter of the law, but must also strive to comport themselves in an honest and ethical manner. This Code provides clear rules to assist our employees, directors and officers in taking the proper actions when faced with an ethical dilemma.

      The reputation of the Company is our greatest asset and its value relies on the character of its employees. In order to protect this asset, the Company will not tolerate unethical behavior by employees, officers or directors. Those who violate the standards in this Code will be subject to disciplinary action. If you are concerned about taking an action that may violate the Code or are aware of a violation by another employee, an officer or a director, follow the guidelines set forth in Sections 10 and 11 of this Code.

      This Code applies equally to all employees, officers and directors of the Company. All references to employees contained in this Code should be understood as referring to officers and directors as well.


1. Compliance with Laws, Rules and Regulations

      Company policy requires that the Company, as well as all employees, officers and directors of the Company, comply fully with both the spirit and the letter of all laws, rules and regulations. Whenever an applicable law, rule or regulation is unclear or seems to conflict with either another law or any provision of this Code, all employees, officers and directors are urged to seek clarification from their supervisor, the appropriate compliance official or the Chief Executive Officer. See Section 11 for contact information. Beyond mere compliance with the law, we should always conduct our business with the highest standards of honesty and integrity - wherever we operate.


2.    Conflicts of Interest

      Every employee has a primary business responsibility to the Company and must avoid conflicts of interest. A conflict of interest arises when an employee takes actions or enters into relationships that oppose the interests of the Company, harm the Company's reputation or interfere with the employee's performance or independent judgment when carrying out any actions on behalf of the Company. The Company strictly prohibits its employees from taking any action or entering into any relationship, personal or professional, that creates, or even appears to create, a conflict of interest.

      A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interests may also arise when a director, officer or employee, or a member of his or her family, receives an improper personal benefit as a result of his or her position with the Company. It may be a conflict of interest for a director, officer or employee to work simultaneously for a competitor, customer or supplier. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Employees must be sensitive to potential conflicts of interest that may arise and use their best efforts to avoid the conflict.

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      In particular,  except as provided below, no director, officer or employee shall:

o be a consultant to, or a director, officer or employee of, or otherwise operate an outside business that:

      o markets products or services in competition with our current or potential products and services;

      o     supplies products or services to the Company; or

      o     purchases products or services from the Company;

o accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements have been approved by the Chief Executive Officer and are legally permissible; or

o conduct business on behalf of the Company with immediate family members, which include your spouse, children, parents, siblings and persons sharing your same home whether or not legal relatives.

      Directors, officers and employees must notify the Chief Executive Officer of the existence of any actual or potential conflict of interest. With respect to officers or directors, the Board may make a determination that a particular transaction or relationship will not result in a conflict of interest covered by this policy. With respect to all other employees or agents, the Chief Executive Officer, acting alone, or the Board may make such a determination. Any waivers of this policy as to an officer or director may only be approved by the Board of Directors.

      Any employee, officer or director who is aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest in violation of this section must inform the appropriate personnel in accordance with the procedures set forth in Section 12 of this Code. If an employee has any questions regarding the Company's policy on conflicts of interest or needs assistance in avoiding a potential conflict of interest, he or she is urged to seek the advice of a supervisor or the Chief Executive Officer.


3.    Corporate Opportunities

      Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of Company property, Company information or their position in the Company. Furthermore, employees may not use Company property, information or influence or their position in the Company for improper personal gain. Finally, employees have a duty to advance the Company's legitimate interests when the opportunity to do so arises. Consequently, employees are not permitted to compete with the Company.


4.    Confidentiality

      Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers or suppliers, except when disclosure is authorized by the Company or required by applicable laws or regulations. Confidential information includes proprietary information of the Company, as well as all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. This confidentiality requirements is in additional to any other obligations imposed by the Company to keep information confidential.


5.    Insider Trading

      Employees, officers and directors will frequently become aware of confidential non-public information concerning the Company and the parties with which the Company does business. As set forth in more detail in the Company's Insider Trading Policy, the Company prohibits employees from using such confidential information for personal financial gain, such as for purposes of stock trading, or for any other purpose other than the conduct of our business. Employees must maintain the confidentiality of such information and may not make disclosures to third parties, including members of the employee's family. All non-public information about the Company should be treated as confidential information. To use non-public information for personal financial benefit or to "tip" others who may make stock trades on the basis of this information is not only unethical but also illegal. This policy also applies to trading in the securities of any other company, including our customers or suppliers, if employees have material, non-public information about that company which the employee obtained in the course of their employment by the Company. In addition to possible legal sanctions, any employee, officer or director found to be in violation of the Company's insider trading policy will face decisive disciplinary action. Employees are encouraged to contact the Company's Chief Executive Officer with any questions concerning this policy.

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6.    Protection and Proper Use of Company Assets

      All Company assets should be used for legitimate business purposes and all employees, officers and directors must make all reasonable efforts to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability and must therefore be avoided. The suspected occurrence of fraud or theft should be immediately reported to the appropriate person in accordance with the procedures set forth in Section 11 of this Code.

      An employee's obligation to protect the Company's assets extends to the Company's proprietary information. Proprietary information includes intellectual property such as patents, trademarks, copyrights and trade secrets. An employee who uses or distributes such proprietary information without the Company's authorization will be subject to disciplinary measures as well as potential legal sanctions.


7.    Fair Dealing

      Although the success of our Company depends on our ability to outperform our competitors, the Company is committed to achieving success by fair and ethical means. We seek to maintain a reputation for fair dealing among our competitors and the public alike. In light of this aim, the Company prohibits employees from engaging in any unethical or illegal business practices. An exhaustive list of unethical practices cannot be provided. Instead, the Company relies on the judgment of each individual employee to avoid such practices. Furthermore, each employee should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair business practice.


8.    Disclosures

      It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws, rules and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company. Employees shall endeavor in good faith to assist the Company in such efforts.


9. Waivers

      The Company expects all employees, officers and directors to comply with the provisions of this Code. Any waiver of this Code for executive officers, directors or employees may be made only by the Board of Directors or a Board committee and will be promptly disclosed to the public as required by law and stock exchange regulations.


10.   Compliance Guidelines and Resources

      In some situations, our employees may not be certain how to proceed in compliance with this Code. This uncertainty may concern the ethical nature of the employee's own acts or the employee's duty to report the unethical acts of another. When faced with this uncertainty, the employee should carefully analyze the situation and make use of Company resources when determining the proper course of action. The Company also encourages employees to talk to their supervisors, or other personnel identified below, when in doubt about the best course of action.

      1. Gather all the facts. Do not take any action that may violate the Code until you have gathered all the facts that are required to make a well-informed decision and, if necessary, you have consulted with your supervisor, or the Chief Executive Officer.

      2. Is the action illegal or contrary to policy? If the action is illegal or contrary to the provision of this Code, you should not carry out the act. If you believe that the Code has been violated by an employee, an officer or a director, you must promptly report the violation in accordance with the procedures set forth in Section 12.

      3. Discuss the problem with your supervisor. It is your supervisor's duty to assist employees in complying with this Code. Feel free to discuss a situation that raises ethical issues with your supervisor if you have any questions. You will suffer no retaliation for seeking such guidance.

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      4. Additional resources. The Chief Executive Officer is available to speak with you about problematic situations if you do not feel comfortable approaching your direct supervisor. If you prefer, you may request assistance in writing by sending a request to the Chief Executive Officer.


11.   Reporting Procedures

      All employees have a duty to report any violations of this Code, as well as violations of any laws, rules, or regulations. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

      If you believe that the Code has been violated by an employee you must promptly report the violation to your direct supervisor or the Chief Executive Officer. If a report is made to a supervisor, the supervisor must in turn report the violation to the Chief Executive Officer. All violations by an officer or director of the Company must be reported directly to the entire Board of Directors.


Contact Information

      Reports may be made in person, by telephone or in writing by sending a description of the violation and the names of the parties involved to the appropriate personnel mentioned in the preceding paragraph. The contact information is as follows:

                        John W. Gandy
                        Chief Executive Officer
                        4702 Oleander Drive, Suite 200
                        Myrtle Beach, South Carolina 29577
                        (843) 497-7028
                        jwgandy@sc.rr.com


12.   Disciplinary Action

      Employees, officers and directors of the Company will be held accountable for adherence to this Code. The penalty for a particular violation of this Code will be decided on a case-by-case basis and will depend on the nature and severity of the violation as well as the employee's history of non-compliance and cooperation in the disciplinary process. Significant penalties will be imposed for violations resulting from intentional or reckless behavior. Penalties may also be imposed when an employee fails to report a violation due to the employee's indifference, deliberate ignorance or reckless conduct. All violations of this Code will be treated seriously and will result in the prompt imposition of penalties which may include (1) an oral or written warning, (2) a reprimand, (3) suspension, (4) termination and/or (5) restitution.


13.   No Rights Created

      This Code is a statement of certain fundamental principles, policies and procedures that govern the Company's officers, directors and employees in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, supplier, competitor, shareholder or any other person or entity.

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                             POLICY STATEMENT ON THE
               PREVENTION OF INSIDER TRADING, SELECTIVE DISCLOSURE
              AND RELATED MATTERS FOR ALTRIMEGA HEALTH CORPORATION


    This Policy Statement Is Applicable To All Directors, Officers, Employees
               And Consultants Of The Company And Its Subsidiaries

      In the course of their employment with or other relationship(s) to the Company and/or its subsidiaries (collectively, the "Company"), the Company's directors, officers, other employees and consultants may come into possession of confidential and highly sensitive information that is not publicly known concerning the Company, as well as its customers, or other corporations with which the Company has contractual and/or other significant relationships. Much of this information, if and when disclosed, has the potential to significantly affect the market price and trading volume of securities of the Company or such other corporations.

      Federal securities laws impose onerous civil and criminal penalties on persons who, in connection with a purchase or sale of securities, improperly use or disclose material non-public information about the issuer. This conduct is often referred to as "insider trading". The purpose of this Policy Statement is both to inform you of your legal responsibilities in this area and to warn you that the misuse by you of sensitive information is contrary to the Company's express policy and will be dealt with severely by us.

      Insider trading is a crime under Federal law, punishable by criminal fines of up to $5 million and twenty (20) years in jail for individuals. In addition, the Securities and Exchange Commission (the "SEC") may seek the imposition of a civil penalty of up to three (3) times the profits made or losses avoided from such trading.(1) Insider traders may also be compelled to disgorge any profits made, and are often subjected to an injunction against future violations. Finally, under some circumstances, insider traders may additionally be subject to civil liability in private lawsuits.

      Employers and other controlling persons (including supervisory personnel) are also at risk under Federal securities laws for the unlawful actions of others. Controlling persons face civil penalties of the greater of up to $1,000,000 or three (3) times the profits made or losses avoided by the trader and a criminal penalty of up to $5 Million (for individuals) and $25 Million (for corporate entities) if they are found to have recklessly failed to take appropriate steps to prevent insider trading.(2)

      You should also be aware that the stock markets and other regulatory body surveillance techniques are becoming more sophisticated. As a result, the chance that Federal and/or regulatory authorities will detect and prosecute even small-level trading is significant.

      Moreover, if an officer or employee violates this Policy Statement, Company-imposed sanctions, including dismissal for cause, may result. Obviously, any of the above-described consequences, even an SEC investigation that does not result in a prosecution, can tarnish a person's reputation and irreparably damage his/her career.


Insider Trading Laws

      The Federal securities laws, as interpreted, prohibit the purchase or sale of a security at a time when the person trading in that security possesses or uses material non-public information concerning the issuer of the security which has been obtained or used in breach of a duty to maintain the information in confidence or where such information has been misappropriated. Because of your position(s) with (or relationships to) the Company, you have a duty to maintain such information in confidence. Communication of material non-public information to a third party, under circumstances where improper trading can be anticipated, is similarly prohibited -- even if the person communicating the information does not himself trade or financially benefit.

----------
(1) See Sections 21A and 32(a) of the Securities Exchange Act of 1934; see also, The Insider Trading and Securities Fraud Enforcement Act of 1988, 100 P.L. 704, and Section 1106 of the Sarbanes-Oxley Act of 2002.

(2) Id.

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      Material non-public  information.  Information is deemed to be material if there is a substantial likelihood that a reasonable investor would consider such information important in deciding whether to buy, sell or hold an issuer's securities. What is material and non-public depends in large part on what other information is known by and/or available to the public at a given time. In determining whether undisclosed information is material and non-public, the analysis is whether there is a substantial likelihood that the disclosure of the undisclosed information would be viewed by a reasonable investor as having significantly altered the "total mix" of information then available to the public.

      Common examples of information that are frequently regarded as material are: significant new products or discoveries, projections or "guidance" by a corporation's officers of future earnings or losses; news of a pending or proposed merger or acquisition, or a tender or exchange offer; news of a significant sale of assets or the disposition of a subsidiary; entering into a significant agreement or transaction; changes in dividend policies or the declaration of a stock split or special dividend; the offering of additional securities; changes in management; significant new products or services; the gain or loss of a substantial customer or supplier; the commencement of litigation or a governmental investigation; unreleased earnings; and impending bankruptcy or financial problems. Both positive and negative information can be material. Earnings guidance includes indications that earnings are "up," "down" or "flat," along with such statements as "I would not be troubled by that," "that sounds about right," and "that's in the ballpark" or statements of similar import.

      The above list provides only some examples of the many types of information which may be deemed material. It does not purport to be, and is not, an exhaustive list. Accordingly, directors, officers, employees and consultants of the Company should, in light of the severe legal penalties to which they are subject and the express policy of the Company on this matter, take a cautious approach to trading the Company's securities when in possession of significant information. If they are in possession of information which is non-public and which may be viewed as material, they should refrain from trading in any of the Company's securities until such information has been publicly disseminated and/or they have discussed any such proposed trading with the Company's Chief Executive Officer prior to taking any action.

      Public information. Information is considered to be available to the public only when it has been released to the public through appropriate channels and sufficient time has elapsed to permit the investment market to absorb and evaluate the information. To avoid the appearance of impropriety, as a general rule, information should not be considered regarded as absorbed and evaluated until after at least two full business days have elapsed since the information has been publicly released.

      It is important for you to remember that if any securities transactions in which you may engage become the subject of scrutiny, they will be viewed with the benefit of hindsight. Consequently, before trading in any securities of the Company, you should carefully consider how the SEC and others might view your transaction in hindsight.


Insider Trading-Statement of Company Policy

      Because insider trading liability represents a threat to both you and the Company, it expressly violates Company policy to engage in any activity that could be considered unlawful trading or "tipping" under securities laws, whether in the Company's securities or the securities of another corporation with information obtained in connection with your employment with or relationship to the Company. The Company has adopted this Policy Statement in order to avoid even the appearance of improper conduct on the part of anyone employed by or associated with it (not just so-called "insiders"). The Company, and its directors, officers and employees, have worked extremely hard to establish a reputation for honesty and integrity. The adoption and implementation of this Policy Statement is designed to maintain such reputation. Persons violating this Policy Statement will be subject to immediate dismissal from the Company for cause.

      In view of the foregoing, it is the express policy of the Company that its directors, officers, employees and consultants must not purchase or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1) or securities of any other publicly-traded company if the director, officer, employee or consultant has, or believes he, she or it may have, material non-public information relating to that company or any of its securities. A director, officer, employee and consultant also must not permit any member of his or her immediate family, any affiliate or anyone acting on his, her or its behalf, or anyone to whom he, she or it has disclosed material non-public information, to purchase or sell any of such securities. Even after information has been publicly disclosed through appropriate channels, directors, officers, employees and consultants should nonetheless allow a reasonable time to elapse (at least two full business days) before trading in such company's securities, in order to permit the public dissemination of such information. Any inquiries in this regard, including, without limitation, inquiries as to whether a company or other entity is a significant customer of the Company, should be directed to the Company's Chief Executive Officer.

      As a result, it does not matter that an insider may have decided to engage in a transaction prior to his/her obtaining material non-public information or that by delaying the transaction he/she might incur significant economic loss. It is also irrelevant that previously disseminated public information concerning the Company might, independent of the material non-public information, provide the basis for engaging in the transaction. You (and your family members) simply may not purchase or sell any Company securities while in possession of material non-public information about the Company. The only exception to this rule is that a director, officer or other employee may exercise stock options granted to him or her pursuant to stock option plans created by the Company; this exception does not, however, cover a subsequent sale of stock acquired upon the exercise of options.

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

      It is also the express policy of the Company that any investing that you do in securities of the Company or of any company or other entity that has a significant relationship with the Company be on a "buy and hold" basis. Active trading, or short-term speculation, is improper and not permitted. It is also specifically against the policy of the Company for any director, officer or employee to (A) buy or sell any put or call option on or other right in respect of Company securities other than pursuant to the exercise of Company-issued employee stock options, if any; (B) to engage in any short sale of securities of the Company; or (C) to establish or use a margin account with any broker-dealer for the purpose of buying or selling securities of the Company.

      In order to avoid even the appearance of impropriety, there are certain periods during which officers, directors and significant employees of the Company are not permitted to trade in (buy and/or sell) the Company's securities:

      (a) the 15-day period prior to and two full business days following either the public release and dissemination of the Company's quarterly or year-end earnings and financial results or, if such earnings and financial results have not been otherwise previously publicly released or disseminated, the filing of quarterly (Form 10-QSB) or annual (Form 10-KSB) reports with the SEC;

      (b) from the time the Company begins to consider (which generally will be when its Board of Directors contacts an underwriter or investment banker), and during the period that the Company is engaged in, a distribution of any of its securities and until such distribution has been completed; and

      (c) during the period that any potentially material event (including, without limitation, acquisitions or dispositions of assets, mergers, unusual Company earnings) has occurred or is likely to occur and such information has not been adequately released and disseminated to the public (pursuant to a Form 8-K or otherwise) and two full business days subsequent to the public announcement of such material event.


Tender Offer Rules--Trading Restrictions

      In the event that a tender or exchange offer is commenced for the Company's securities, Rule 14e-3 of the Securities Exchange Act of 1934 (the "Exchange Act") prohibits any person (whether or not he has a fiduciary duty to the Company) in possession of material non-public information from trading in the Company's securities subject to such offer (and any options, warrants and other rights to purchase such securities). In addition to officers, directors and employees, the prohibition expressly extends to any person who has received, directly or indirectly, such information from one of the above. In the event that a tender or exchange offer commences in respect of any Company securities, directors, officers, consultants and employees and their families should not engage in any transactions involving the Company's securities without first consulting with the Company's Chief Executive Officer.


"Short Swing Profits"

      The Company's directors, executive officers and holders of more than 10% of the outstanding shares of any class of its securities registered under
Section 12 of the Exchange Act (the "Restricted Persons") are subject to Section 16(b) of that Act and the rules promulgated thereunder. Section 16(b) provides for disgorgements of profits by these persons in connection with sales and purchases of the Company's equity securities within a six-month period. The rules under Section 16(b) are very complicated and often are broadly construed. If you have any questions regarding its application, you should promptly discuss them with the Company's Chief Executive Officer and/or your legal counsel.

      Under Section 16(a) of the Exchange Act, most changes in a Restricted Person's beneficial ownership of equity securities of the Company must be filed electronically with the SEC on Form 4 before the end of the second business day following the day on which a transaction resulting in a change of beneficial ownership is executed. In addition to purchases and sales, the two-day requirement applies to many transactions that formerly were reportable after the end of the Company's fiscal year on Form 5, including stock and option grants, restricted stock grants, and most other equity compensation transactions. A very limited number of transactions still will be reportable on Form 5 at the end of the year, including gifts, inheritances and certain purchases (which, when combined with other purchases in the preceding six months, amount to less than $10,000).

      Any late or delinquent Form 4 filings by officers, directors and beneficial owners of more than ten (10%) percent of the Company's common stock are required to be reported in the Company's proxy statement in a separate captioned section, naming names. The SEC has been granted broad authority by the Sarbanes-Oxley Act of 2002 to seek "any equitable relief that may be appropriate or necessary for the benefit of investors" for violations of any of these (or any other) provisions of the securities laws. Consequently, it is important to both you and the Company that such filings are made on a timely basis. Again, if you have any questions concerning the application of Section 16(a), please promptly contact the Company's Chief Executive Officer or legal counsel.


Selective Disclosure - Statement of Company Policy

      The Company's directors, officers, investor relations personnel, and other people with similar functions, are prohibited from selectively disclosing material non-public information to certain individuals, such as securities market professionals and holders of the issuer's securities, potential investors or anyone else that is not subject to a confidentiality agreement or other duty against disclosing such information.

      Methods For Public Disclosure. If material non-public information needs to be disseminated, such information will be disseminated by the Company (when and as determined by it) through a press release that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public. In other instances the Company may, in addition, disseminate such information through a filing with the SEC on Form 8-K. The Company will publicly disseminate material non-public information before making or, under certain circumstances, simultaneously with making that information available to members of the investment community, such as analysts and institutional investors or holders of the Company's securities. If the Company makes disclosure through a Form 8-K, the Company will not make disclosure of the information to a select audience until after it confirms that the Form 8-K received a "filing date" on the SEC's EDGAR filing system that is no later than the date of the disclosure to the select audience.

      Inadvertent Disclosures. Should a Company official, employee, consultant or director make an inadvertent disclosure of material, non-public information on a selective basis (e.g., during an analyst meeting or phone call with an analyst or investor that was not previously broadly disseminated), such person should immediately report that fact to appropriate officers of the Company so that the Company can seek to rectify the situation, as soon as reasonably practicable after it learns of such fact, by broadly disseminating that information.

      Common Situations - Analyst Meetings and Conference Calls - Company Policies.

      1. Meetings And Communications. The Company's officers, employees, consultants and directors should generally avoid meeting with analysts and portfolio managers on an individual or small group basis. Any response to analyst and investor calls must contain information that has been or will be simultaneously publicly disclosed, and under no circumstances shall any Company officer, employee, consultant or director disclose material, non-public information on a selective basis. Such persons should err on the side of caution in responding to analyst and investor inquiries in order to reduce the risk of disclosing material, non-public information on a selective basis to a third party.

      2. Notice. In the event of a Company conference call with analysts and investors, the Company will reasonably prior to such call inform the public of the date and time of the conference call and how to participate in the call.

      3. Broad Dissemination Of Information In Conference Calls. Statements made over the course of a conference call will be deemed broadly disseminated if the public is given (1) adequate notice of the call, including the topics to be discussed; and (2) means for accessing it.

      4. Cautionary  Statements Under The Private  Securities  Litigation Reform
Act Of 1995. At the beginning of the conference call, a Company spokesperson introducing the call or the person actually conducting the call will make a statement that forward-looking information may be discussed during the course of the call and, if so, it will be identified as such with words such as "we expect," "we believe," "we predict," etc., and refer the audience to appropriate cautionary language or reference to cautionary statements contained in readily available (publicly released) documents.

      5. Item 12 of Form 8-K. If the Company makes an earnings announcement or other disclosure of material non-public information regarding a completed fiscal year or quarter, the Company must include the text of that announcement as an exhibit to a Form 8-K, which must be furnished to the SEC.

      Disclosure-Designated Spokesperson. The rules governing the obligations of the Company to disclose (how, when and otherwise) certain events or developments relating to its operations and/or condition (financial or otherwise) are extremely complex. Moreover, the potential liability of the Company for erroneous, improper, selective and/or premature public disclosure can be severe. Accordingly, if you are contacted by any third party, particularly including members of the media, government officials or employees, securities analysts or any other investor or potential investor, it is the express policy of the Company that you make no disclosure or comment to such persons, other than to refer such person(s) to the Company's spokesperson(s) (as designated by the Board of Directors, from time to time), whom you shall identify as the proper spokesperson(s) for the Company in respect of such matters. Do not deny or confirm (or respond: "I don't know" to) any statement made by such person(s) or even offer a "no comment". Your failure to strictly comply with this policy could adversely affect the Company and result in your immediate dismissal.

Preserve Confidentiality

      In light of the severe consequences of improperly disclosing material non-public information, you should take every reasonable step to preserve the confidentiality of such information. For example:

      Do not discuss confidential matters in elevators, hallways, airplanes, taxicabs, restaurants or other public places where they can be overheard.

      Do not gossip or engage in speculation concerning the Company and its securities (including mergers and acquisitions, and other extraordinary events).

      Do not read confidential documents in public places or leave them where they can be viewed by others.

      Do not carry confidential documents in an exposed manner when outside of the office.

      Be cautious when conducting conversations on speaker phones and on cellular phones in public places, including cars and airplanes.

      The above list is not exhaustive, but merely suggestive. Each director, officer and employee of the Company has the responsibility of taking whatever reasonable steps as are necessary in order to preserve the confidentiality of material non-public information in his/her possession.


Further Assistance

      For further guidance or information about the foregoing policies, contact the Company's Chief Executive Officer. Also, should you become aware that any director, officer, employee or significant stockholder is violating, or is about to violate this Policy Statement, you must report it immediately to such persons who have been designated by the Board of Directors, from time to time, to receive such reports, as posted on the Company's website.


Acknowledgement

      Each director, officer, employee and consultant is required to acknowledge their understanding of and intended compliance with this Policy Statement by executing and dating this Statement where indicated below. Additionally, such persons will be required to reacknowledge such understanding and intended compliance on a regular basis in the future.


                                           By: /s/
                                               ---------------------------
                                               (Signature of Director,
                                                Officer, Employee or Consultant)

                                           Dated:      _____, 2004